                                                                     Exhibit 3.8

      I hereby certify that the exhibit attached hereto is a fair and accurate English translation of the Articles of Incorporation of TVA Alfa Cabo Ltda.


                                          By: /s/ DOUGLAS DURAN
                                              ---------------------
                                                  DOUGLAS DURAN
                                                  Attorney-in-fact

Date: October 1, 1997

                         T. SAGATTI ROGER & CIA. LTDA.
                           ARTICLES OF INCORPORATION

      TEODOSIA SAGATTI ROGER, a Brazilian citizen, married, trader, residing and domiciled in Foz do Iguacu, PR, at Rua Frederico Engel, no 478, Vila Yolanda, bearer of CTPS no 56.115/00004, issued by DRT/PR and enrolled with the Board of Taxpayers CPF under no 426.359.349/91 and VALDEMIRO SAGATI, a Brazilian citizen, widower, trader, residing and domiciled in Curitiba, PR, at Rua Jose Taschner, no 241, Vila Guilhermina, bearer of ID Card RG no 456.974, issued by II-PR on September 29, 1963 and enrolled with the Board of Taxpayers CPF under no 117.833.979/34, have resolved through this private instrument to organize a limited liability quota company which shall be governed by Laws nos 3.708 of January 10, 1919 and 4.726 of July 14, 1965, and in the case of contingencies not covered by same by the applicable legal provisions and by the following clauses:

ONE. The company's name shall be T. SAGATTI ROGER & CIA. LTDA., with its principal place of business and venue in Curitiba, at Rua Jose Taschner, no 128, Vila Guilhermina, CEP 81500.

TWO. The company's object will be the exploitation of cable television video lease services with retransmission of signals, placement and maintenance of terminals and cable video electronic equipment, ancillary services to parabolic antenna and other related services, as well as the import and export of cable video electronic materials and equipment.

THREE. The capital stock is Cr$3,400,000.00 (three million four hundred thousand cruzeiros) divided into 3,400 (three thousand four hundred) quotas in the par value of Cr$1,000.00 (one thousand cruzeiros) each, hereby paid up in Brazilian currency and distributed between the partners as follows:

PARTNERS                                %          QUOTAS          VALUE Cr$
Teodosia Sagatti Roger                 90           3,060         3,060,000.00
Valdemiro Sagati                       10             340           340,000.00
                                      ---           -----         ------------
            TOTAL                     100           3,400         3,400,000.00

FOUR. The partners declare they are not liable for any of the crimes provided by law which would prevent them from performing commercial activities.

FIVE. The company has an indeterminate term of duration and is scheduled to start up its activities on February 25, 1991.

SIX. The partners' liability is limited to the full amount of capital stock, pursuant to the provisions of Law 3.708/1919.

SEVEN. The company's quotas are indivisible and may not be transferred to or disposed of under any heading to third parties without the other partner's consent, who will have the right of first refusal, under equal conditions.

EIGHT. Corporation resolutions, even if they imply an amendment to these articles, may be taken by the partners representing the majority of the capital stock.

NINE. The partner who wishes to transfer his quotas will notify the other in writing, stating the price, manner and time limit of payment, for the latter to exercise or waive his right of first refusal, which he will do within sixty (60) days, after which time the quotas may be freely transferred.

TEN. The fiscal year will coincide with the calendar year and at the end of each fiscal year a Statement of Assets and Liabilities will be drawn up and revenues, subject to the technical restrictions, will be distributed to the partners or held as reserves in the company.

ELEVEN. The company will be managed by the partner TEODOSIA SAGATTI ROGER, who is exempt from offering collateral and who will privately and individually use the company's name, being barred however from employing the company's name under any pretext and in any manner whatsoever in businesses or deals which are alien to the corporate object, specially offering collateral, securities, endorsements or guarantees in favor of third parties.

TWELVE. The managing partner will receive as compensation for his services to the company a pro labore amount which will be determined by mutual agreement within tax limits as provided in the income tax legislation.

In witness whereof, the parties hereto have executed this instrument in three counterparts before two witnesses.

Curitiba, February 08, 1991.

(signed by Teodosia Sagatti Roger and Valdemiro Sagati)
(signed by witnesses Moacir J Stanguerlin and Valmirio Favassa)

                         T. SAGATTI ROGER & CIA. LTDA.
                         CGC/MF No 82.429.374/0001-91
                3RD AMENDMENT TO THE ARTICLES OF INCORPORATION

By this private instrument:

TEODOSIA SAGATTI ROGER, a Brazilian citizen, married, trader, residing and domiciled in this capital city of Rua Alvaro de Andrade no 358, bearer of ID Card RG no 56.115/00004, issued by DRT/PR and enrolled with the Board of Taxpayers CPF under no 426.359.349/91;

VALDEMIRO SAGATTI, a Brazilian citizen, widower, trader, bearer of ID Card RG no 456.974-PR and enrolled with the Board of Taxpayers CPF under no 117.833.979/34, residing and domiciled in this capital city at Rua Jose Taschner, no 241, Vila Guilhermina, sole quotaholders of the commercial corporation T. SAGATTI ROGER & CIA. LTDA., a private law body corporate, with principal place of business in this capital city at Rua Candido Hartmann, no 668, Bigorrilho district, having its Articles of Incorporation duly filed with the Board of Trade at the State of Parana under no 412.0250018-1 at the session of February 22, 1991 and its latest contractual amendment filed under no 9.5034225.4 at the session of March 15, 1995;

and further as newly admitted partner

TVA SUL PARTICIPACOES S.A., a private law body corporate, with its principal place of business in this capital city of Rua Martha Kateiva de Oliveira, 49 - room 4, with its By-Laws currently being filed with the Board of Trade of the State of Parana, herein represented by its attorney-in-fact LEONARDO PETRELLI NETO, a Brazilian citizen, married, expert in telecommunications, bearer of ID Card RG no 736.678-7 and enrolled with the Board of Taxpayers CPF under no 401.596.049-15, residing and domiciled at Rua Clovis Bevilaqua, 420 apt. 701, Curitiba/PR;

HAVE RESOLVED:

1. To change the company name to TV ALFA CABO LTDA.

2. To change the address of the company's principal place of business from Rua Candido Hartmann, no 688 to Rua Marta Kateiva de Oliveira, no 49, in Curitiba-PR;

3. To approve the assignment and transfer of 135.224 (one hundred and thirty-five thousand two hundred and twenty-four) free and unencumbered quotas by the partner Teodosia Sagatti Roger, whose particulars are given above, to the newly admitted partner TVA SUL

PARTICIPACOES S.A., whose particulars are given above, for the price agreed between the parties, the Assignor granting the Assignee the fullest, most general and unrestricted discharge, having nothing further to claim under any heading.

4. To approve the assignment and transfer of 996 (nine hundred and ninety-six) free and unencumbered quotas, detailed below, by the partner Valdemiro Sagatti, whose particulars are given above, to the newly admitted partner TVA SUL PARTICIPACOES S.A., whose particulars are given above, for the price agreed between the parties, the Assignor granting the Assignee the fullest, most general and unrestricted discharge, having nothing further to claim under any heading.

5. As a result, the capital stock shall be R$278,000.00 (two hundred and seventy-eight thousand Reais) divided into 278,000 (two hundred and seventy-eight thousand) quotas, in the par value of R$1.00 (one Real) each, distributed as follows between the partners:

Partners                                Quotas                  Value
Teodosia Sagatti Roger                  140,743            R$   140,743.00
Valdemiro Sagatti                         1,037            R$     1,037.00
TVA-Sul Participacoes S.A.              136,220            R$   136,220.00
                                        -------            ---------------
TOTAL                                   278,000            R$   278,000.00

6. To change the company's management and appoint the partner TVA - SUL PARTICIPACOES S.A. which delegates its powers to its representatives Messrs. Jose Augusto Pinto Moreira, a Brazilian citizen, married, economist, bearer of ID Card RG no 2.944.700 and enrolled with the Board of Taxpayers CPF under no 128.701.967-68, residing and domiciled at Alameda Argentina no 406, Barueri, SP; Douglas Duran, a Brazilian citizen, married, business administrator, bearer of ID Card RG no 6.702.950 and enrolled with the Board of Taxpayers CIC under no 541.326.068-72, residing and domiciled at Alameda das Rosas, 444, Barueri/SP; and Leonardo Petrelli Neto, a Brazilian citizen, married, expert in telecommunications, bearer of ID Card no 736.678-7 and enrolled with the Board of Taxpayers CPF under no 401.596.049- 15, residing and domiciled at Rua Clovis Bevilaqua, 420 - apt. 701, Curitiba/PR, who shall occupy the position of Company Directors.

7. In view of the measures approved above, as well as of other changes they intend to make to the Articles of Incorporation, the quotaholders have resolved to reword and restate the Articles of Incorporation, which shall henceforth be worded as follows:

                          ARTICLES OF INCORPORATION

                                      I
                    NAME, HEAD OFFICE, OBJECT AND DURATION

CLAUSE 1. The company's name shall be TV ALFA CABO LTDA.

CLAUSE 2. The company's principal place of business is located at Rua Marta Kateiva de Oliveira, no 49, in Curitiba, State of Parana.

      Sole Paragraph. The Company's Board of Directors may open and close branches and offices anywhere in the Brazilian territory.

CLAUSE 3. The Company's objects are: (a) the exploitation, distribution, transmission, radio links and operation of special cable television services, through the reception and processing of images, sounds, signals and data and/or the respective generation, through community antennae, by physical means, heads, networks, trunk system, distribution systems, user or subscriber systems, in open or closed communities, preparation and/or placement of projects, including on behalf or for the account of third parties, or the utilization or the employment of any other means, systems, equipment, technical or technological products, their equivalents or substitutes; electronic lease or further any other means or system which technology or the state of the art might develop in future; (b) import and export of goods, products, equipment or services, directly or indirectly related to the corporate object, as well as the performance of services and the representation of other domestic or foreign corporations; and (c) participation in other corporations as partner, shareholder, quotaholder or syndicated member.

CLAUSE 4. The Company has an indeterminate term of duration.

                                      II
                                CAPITAL STOCK

CLAUSE 5. The capital stock is R$278,000.00 (two hundred and seventy-eight thousand Reais) divided into 278,000 (two hundred and seventy-eight thousand) quotas, in the par value of R$1.00 (one Real) each, fully subscribed and paid up in Brazilian currency, distributed as follows between the partners:

Partners                                    Quotas              Value
Teodosia Sagatti Roger                      140,743         R$  140,743.00
Valdemiro Sagatti                             1,037         R$    1,037.00
TVA-Sul Participacoes S.A.                  136,220         R$  136,220.00
                                            -------         --------------
TOTAL                                       278,000         R$  278,000.00

      Sole Paragraph. The partners' liability is limited, pursuant to the law, to the full amount of capital stock.

CLAUSE 6. The company shall be managed by the partner TVA Sul Participacoes S.A., who hereby delegates its powers to representatives who shall be designated Directors.

      Paragraph 1. The Board of Directors, which is appointed for an indeterminate term, shall be made up as follows: Jose Augusto Pinto Moreira, a Brazilian citizen, married, economist, bearer of ID Card RG no 2.944.700 and enrolled with the Board of Taxpayers CPF under no 128.701.967-68, residing and domiciled at Alameda Argentina no 406, Barueri, SP; Douglas Duran, a Brazilian citizen, married, business administrator, bearer of ID Card RG no 6.702.950 and enrolled with the Board of Taxpayers CIC under no 541.326.068-72, residing and domiciled at Alameda das Rosas, 444, Barueri/SP; and Leonardo Petrelli Neto, a Brazilian citizen, married, expert in telecommunications, bearer of ID Card RG no 736.678-7 and enrolled with the Board of Taxpayers CPF under no 401.596.049-15, residing and domiciled at Rua Clovis Bevilaqua, 420 - apt. 701, Curitiba/PR, appointed by delegation of the partner TVA - SUL PARTICIPACOES S.A., who will have the powers to manage the company's business.

      Paragraph 2. The Company shall be represented:

      (a) by two Directors jointly, as Plaintiff or Defendant, or by one Director jointly with one attorney-in-fact or further by two attorneys-in-fact with special powers.

      (b) severally, by one Director or one attorney-in-fact with special powers in the performance of day-to-day activities, forwarding of mail, issue of receipts and endorsement of checks for deposit in the company's bank accounts.

      Paragraph 3. The appointment of attorneys-in-fact will require the joint signature of two Directors and the respective powers-of-attorney will specifically list the acts they may perform. With the exception of those which grant the powers of the "ad judicia" clause, all the other powers-of-attorney granted by the Company will have a limited term of validity of one year.

      Paragraph 4. The Directors are barred from using the company name in third party guarantees and business alien to the company's interest or acts which imply an act of graciousness.

      Paragraph 5. The Directors are exempt from offering collateral and under the heading of pro labore they will be entitled to a monthly compensation to be determined by the quotaholders.

CLAUSE 7. None of the partners may fully or party assign its quotas to third parties, without firstly offering them in writing, at least thirty days in advance, to the other partner which, under equal conditions, will have a right of first refusal to purchase them.

      Paragraph 1. The assignment will be preceded by a notice with a written offer to purchase by third parties in good faith, in order for the other partner to exercise its right of first refusal within thirty days, if it wishes to do so.

      Paragraph 2. Should the right of first refusal fail to be exercised, the notifying partner may assign its quotas to the interested third parties within ten days and subject to the conditions set forth in the notice; any assignment beyond said ten day time limit and in disagreement with the initial offer will be null and void.

                                      V
                 AMENDMENT TO THE ARTICLES OF INCORPORATION,
                         DISSOLUTION AND LIQUIDATION

CLAUSE 8. Any amendment to these articles requires the prior consent of all the voting partners.

CLAUSE 9. In the event of bankruptcy, death, incapacity, exclusion or removal of one of the partners, the Company will not be dissolved. In any of these events, the assets of the bankrupt, deceased, incapacitated, excluded or removed partner will be ascertained on the basis of a special balance sheet and paid to the partner or its heirs in twelve (12) monthly, equal and successive installments, accrued by monetary restatement at the legally permitted rate and interest of twelve percent (12%) per annum.

      Sole Paragraph. In the event of death or mental disability, the partner's heirs may appoint a representative to remain in the Company, who will be approved by the other partners.

                                      VI
                    FISCAL YEAR, BALANCE SHEET AND PROFITS

CLAUSE 10. The fiscal year will end on December 31 whereupon the appropriate financial statements will be drawn up. The company may also draw up interim balance sheets and resolve upon the respective distribution of profits. All resolutions regarding distribution of profits require the unanimous approval of the quotaholders.

                                     VII
                           MISCELLANEOUS PROVISIONS

CLAUSE 11. The Company, through all its quotaholders, undertakes to strictly comply with all the laws, decrees, regulations, rules and recommendations made by the Awarding Public Powers.

                                     VIII
                                    VENUE

CLAUSE 14. The parties elect the courts of the Administrative Region of Curitiba, State of Parana, to settle any claims arising from this Charter.

The undersigned partners and directors declare they are not liable for any of the crimes provided by law which prevent them from performing commercial activities.

In witness whereof, the parties have executed this instrument in three counterparts before two witnesses, undertaking for themselves and their successors to faithfully comply with its clauses.

Curitiba, March 21, 1996

(signed by Teodosia Sagatti Roger, Valdemiro Sagatti, and Leonardo Petrelli Neto for TVA-Sul Participacoes S.A.)

(signed by Directors Jose Augusto Pinto Moreira, Douglas Duran, Leonardo Petrelli Neto)

(signed by two witnesses)

ATTEST: (signed by Luis Carlos G. Balieiro)

Board of Trade of the State of Parana
I certify registration under no 961092297
(signed by Sidmar Antonio Cavet, Secretary General)


                                      - 9 -